EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Friday, July 29, 2005

Contact:	Tom Cherry, Executive Vice President & CFO

   (804) 843-2360

C&F Financial Corporation Announces

Second Quarter Earnings

West Point, Va., July 29, 2005—C&F Financial Corporation (NASDAQ: CFFI), the one-bank holding company for C&F Bank, today reported net income of $3.01 million, or 82 cents per diluted share, for its second quarter ended June 30, 2005, compared with $2.89 million, or 77 cents per diluted share, for the second quarter of 2004. C&F’s net income for the first six months of 2005 was $5.62 million, or $1.52 per diluted share, compared with $5.24 million, or $1.40 per diluted share, for the first half of 2004.

“Earnings improvement in the corporation’s Retail Banking segment more than offset slight declines in our other primary business segments for the second quarter of 2005,” said Larry Dillon, president and chief executive officer of C&F Financial Corporation. “Factors influencing second quarter earnings included rising interest rates, which contributed to improvement in the earnings at the Retail Banking segment; utilization of the corporation’s liquidity to fund higher loan demand; strong seasonal production at the Mortgage Banking segment; and, higher operating expenses to support growth.”

The corporation’s annualized return on average equity was 16.48 percent for the second quarter and 15.60 percent for the first six months of 2005, compared with 17.80 percent for the second quarter and 16.09 percent for the first half of last year. The annualized return on average assets was 1.90 percent for the second quarter and 1.81 percent for the first six months of this year, compared with 1.99 percent for the second quarter and 1.83 percent for the first half of last year.

C&F FINANCIAL CORPORATION

Friday, July 29, 2005

Contact:	Tom Cherry, Executive Vice President & CFO

   (804) 843-2360

“In addition to the earnings increase for the second quarter, our offer to repurchase shares of the corporation’s common stock, which we originally announced in May, concluded on July 22, 2005,” said Dillon. “The response to our tender offer far exceeded our initial expectations, so we increased the number of shares authorized for repurchase from up to 180,000 to up to 450,000. As of July 22, 2005, approximately 427,000 shares had been tendered for a total of approximately $17.6 million, including transaction costs. We expect this transaction will be accretive to earnings per share and return on equity in future periods, thus increasing value to our remaining shareholders.”

“In connection with the increase in the corporation’s tender offer from 180,000 shares to up to 450,000 shares,” said Dillon, “we initiated a trust preferred securities transaction that successfully concluded on July 21, 2005 with the issuance of $10 million of trust preferred securities. Funding part of the tender offer with these hybrid securities, which are treated as Tier 1 capital for regulatory purposes, provides for the maintenance of C&F Bank’s “well capitalized” status.”

“For the remainder of 2005, several other initiatives are planned. We will conclude negotiations to change third-party lenders for the Consumer Finance segment’s secured revolving line of credit with financing terms that substantially increase the line of credit over time and provide for a rate reduction from existing financing terms. We will be moving the operations centers for both our Retail Banking and Consumer Finance segments to new locations, and the Bank has started construction of two new retail banking branches in the Peninsula region that we expect to open in the first quarter of 2006.”

C&F FINANCIAL CORPORATION

Friday, July 29, 2005

Contact:	Tom Cherry, Executive Vice President & CFO

   (804) 843-2360

Retail Banking Segment. Second quarter net income for the Retail Banking segment increased to $1.59 million in 2005 compared to $1.34 million in 2004. Net income for the first half of 2005 increased to $3.04 million compared to $2.67 million in 2004. The improvements in the performance of the Retail Banking segment resulted from a higher level and a higher-yielding composition of earning assets. These improvements were offset in part by an increase in the provision for loan losses and an increase in operational and administrative expenses to support growth.

Mortgage Banking Segment. Second quarter net income for the Mortgage Banking segment decreased to $765,000 in 2005 compared to $881,000 in 2004. Net income for the first half of 2005 increased to $1.33 million compared to $1.26 million in 2004. Net income for the second quarter of 2005 was impacted by lower profit margins on loans sold attributable to product mix and more competitive pricing offset in part by a 1.2 percent increase in the volume of loans sold. The volume of loans sold in the first half of 2005 increased by 12.1 percent, which more than offset the lower profit margins. Future earnings of the Mortgage Banking segment may be negatively affected if the upward trend in interest rates continues and there are fewer new and resale home sales and loan refinancings.

Consumer Finance Segment. Second quarter net income for the Consumer Finance segment decreased to $605,000 in 2005 compared to $622,000 in 2004. Net income for the first half of 2005 increased to $1.22 million compared to $1.20 million in 2004. The decrease in the second quarter of 2005 was attributable to net interest margin compression resulting from increased variable-

C&F FINANCIAL CORPORATION

Friday, July 29, 2005

Contact:	Tom Cherry, Executive Vice President & CFO

   (804) 843-2360

rate borrowings in a rising rate environment offset in part by a 19.3 percent increase in average loans outstanding. The increase in the first half of 2005 resulted from an 18.5 percent increase in average loans outstanding, which more than offset the increases in the cost of borrowings attributable to rising interest rates, the provision for loan losses attributable to loan growth and the decline in dealer bad debt reserves, and operating expenses to support growth and technology investments.

About C&F Financial Corporation. C&F Financial Corporation’s stock trades on the Nasdaq Stock Market System under the symbol CFFI. The stock closed at a price of $40.50 per share on Thursday, July 28, 2005. At June 30, 2005, the book value of the corporation was $17.99 per share, and the corporation declared a dividend of 24 cents per share during the second quarter of 2005. The corporation’s market makers include Advest, Inc., Davenport & Company LLC, FTN Midwest Securities Corp., McKinnon & Company and Scott & Stringfellow, Inc.

C&F Financial Corporation operates 14 retail bank branches located throughout the Newport News to Richmond corridor in Virginia through C&F Bank and offers full investment services through its subsidiary C&F Investment Services, Inc. The corporation provides mortgage services through C&F Mortgage Corporation’s 21 offices. C&F Finance Company provides automobile loans through its offices in Richmond, Roanoke and Hampton, Va.

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

C&F FINANCIAL CORPORATION

Friday, July 29, 2005

Contact:	Tom Cherry, Executive Vice President & CFO

   (804) 843-2360

Forward-Looking Statements. The statements contained in this press release that are not historical facts may constitute “forward-looking statements” as defined by the federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: (1) interest rates, (2) general economic conditions, (3) demand for loan products, (4) the legislative/regulatory climate, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, (6) the quality or composition of the loan or investment portfolios, (7) deposit flows, (8) competition, (9) demand for financial services in the corporation’s market area, (10) technology and (11) accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of their dates.

C&F Financial Corporation

Selected Financial Information

(dollars in thousands, except per share data)

Balance Sheets

	6/30/05	12/31/04	6/30/04
Investment securities-available for sale at fair value	$70,349	$72,787	$70,258
Loans held for sale	95,187	48,566	57,858
Loans, net	440,748	394,471	366,027
Federal Home Loan Bank stock	2,969	2,030	1,392
Total assets	672,158	609,122	594,465
Deposits	464,138	447,134	442,154
Borrowings	116,750	78,285	75,922
Shareholders’ equity[1]	56,356	69,899	65,678

Statements of Income

	For The Quarter Ended		For The Six Months Ended
	6/30/05	6/30/04	6/30/05	6/30/04
Interest income	$11,613	$9,956	$22,705	$19,541
Interest expense	2,688	1,801	4,936	3,621
Provision for loan losses[2]	1,184	802	2,273	1,697
Other operating income:
Gains on sales of loans	4,570	4,541	8,249	7,607
Other	2,325	2,110	4,393	3,906
Other operating expenses:
Salaries and employee benefits	7,084	6,642	13,539	12,275
Other	3,169	3,173	6,454	5,959
Income tax expense	1,375	1,300	2,530	2,266
Net income	3,008	2,889	5,615	5,236
Earnings per common share – assuming dilution	.82	.77	1.52	1.40
Earnings per common share – basic	.85	.80	1.58	1.46

Segment Information

	For The Quarter Ended		For The Six Months Ended
	6/30/05	6/30/04	6/30/05	6/30/04
Net income – Retail Banking	$1,589	$1,338	$3,039	$2,672
Net income – Mortgage Banking	765	881	1,332	1,258
Net income – Consumer Finance	605	622	1,222	1,195
Net income – Other	49	48	22	111
Mortgage loan originations – Mortgage Banking	301,684	266,244	504,648	436,648
Mortgage loans sold – Mortgage Banking	259,068	255,973	458,027	408,523

C&F Financial Corporation

Average Balances

	For The Quarter Ended		For The Six Months Ended
	6/30/05	6/30/04	6/30/05	6/30/04
Securities	$70,067	$70,309	$70,011	$70,707
Loans held for sale	62,193	52,041	51,365	41,743
Loans	441,815	368,995	428,086	363,155
Fed funds sold/ interest bearing deposits at other banks	9,802	42,956	19,049	50,438
Total earning assets	583,877	534,301	568,511	526,053

Time, checking and savings deposits	375,346	362,466	373,055	360,472
Borrowings	97,485	73,127	88,145	70,865
Total interest bearing liabilities	472,831	435,593	461,200	431,337
Demand deposits	72,771	66,183	71,746	63,116
Shareholders’ equity	73,013	64,926	71,969	65,091

Asset Quality

Retail and Mortgage Banking Segments	6/30/05	12/31/04	6/30/04
Non-performing assets*	$4,159	$4,336	$3,852
Accruing loans past due for 90 days or more	3,119	1,580	3,070
Allowance for loan losses	4,619	4,460	4,286
Non-performing assets to loans**	1.20%	1.39%	1.34%
Allowance for loan losses to loans**	1.34	1.43	1.49%
Allowance for loan losses to non-performing assets	111.06	102.88	111.27%

* Non-performing assets consist solely of non-accrual loans for each period presented.
** Loans exclude Consumer Finance segment loans presented below.

Consumer Finance Segment	6/30/05	12/31/04	6/30/04
Non-accrual loans	$1,447	$1,330	$715
Accruing loans past due for 90 days or more	447	481	310
Allowance for loan losses	7,770	6,684	5,419
Dealer reserves	765	1,076	1,584
Non-accrual consumer finance loans to total consumer finance loans	1.35%	1.42%	.82%

Allowance for loan losses to total consumer finance loans	7.23%	7.15%	6.20%
Dealer reserves to total consumer finance loans	.71	1.15	1.81

Allowance for loan losses and dealer reserves to total consumer finance loans	7.94%	8.30%	8.01%

C&F Financial Corporation

Other Data and Ratios

	As Of and For The Quarter Ended		As Of And For The Six Months Ended
	6/30/05	6/30/04	6/30/05	6/30/04
Annualized return on average assets	1.90%	1.99%	1.81%	1.83%
Annualized return on average equity	16.48%	17.80%	15.60%	16.09%
Dividends declared per share	$.24	$.22	$.48	$.44
Shares repurchased	—	22,050	—	49,750
Average price of repurchased shares	—	$37.23	—	$39.52
Weighted average shares– diluted	3,687,448	3,738,087	3,686,499	3,752,786
Weighted average shares– basic	3,557,512	3,577,296	3,554,303	3,585,750
Market value per share at period end	$37.72	$33.23	$37.72	$33.23
Book value per share at period end[1]	$17.99	$18.42	$17.99	$18.42
Price to book value ratio at period end	2.10	1.80	2.10	1.80
Price to earnings ratio at period end (ttm)	12.01	11.08	12.01	11.08

Notes to Selected Financial Data

[1]	Shareholders’ equity at June 30, 2005 has been reduced by $17,645,000 in order to recognize the corporation’s repurchase of 427,186 shares of its common stock at $41 net per share, plus transaction costs, pursuant to the corporation’s offer to repurchase up to 450,000 shares. This offer expired on July 22, 2005.

[2]	Included in the provision for loan losses is $1,084,000 and $802,000 for the quarter ended 6/30/05 and 6/30/04, respectively, and $2,073,000 and $1,697,000 for the six months ended 6/30/05 and 6/30/04, respectively, attributable to C&F Finance Company.

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